Exhibit 99.1

10990 Roe Avenue Overland Park, KS66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Achieves Continued Year-over-Year First Quarter Operating Improvement

Results Build on Agreements with Lenders that Provide Years of Financial Flexibility

•	YRC Freight tons per day up 3.5%, revenue per hundredweight up 3.3%, operating revenue up 8.1%

•	Regional tons per day up 6.0%, revenue per hundredweight up 4.5%, operating revenue up 9.8%

OVERLAND PARK, Kan., May 3, 2012 — YRC Worldwide Inc. (NASDAQ: YRCW) today reported financial results for the first quarter of 2012.

Consolidated operating revenue for the seasonally slow first quarter of 2012 was $1.194 billion, up 6.4% over 2011, and consolidated operating loss was $48.8 million, which included an $8.4 million loss on asset disposals. As a comparison, the company reported consolidated operating revenue of $1.123 billion for the first quarter of 2011 and a consolidated operating loss of $68.4 million, which included a $3.0 million gain on asset disposals. On Monday, the company also announced that 100% of its senior credit facility lenders agreed to reset certain financial covenants over the life of the loans and allow the company to retain all proceeds from the auction of certain surplus properties to pay or settle workers’ compensation and bodily injury and property damage (“BIPD”) claims.

In addition, the company reported, on a non-GAAP basis, adjusted EBITDA for the first quarter of 2012 of $15.3 million, up from negative adjusted EBITDA of $1.3 million during the comparable period in 2011 (as detailed in the reconciliation below). On a year-over-year basis, adjusted EBITDA improved $16.6 million, even after taking into consideration approximately $23.0 million of multi-employer pension plan expense that the company incurred in the first quarter of 2012 but not in 2011.

“We are experiencing increased efficiencies at each of our operating companies. Our employees are responding extremely well to our operating changes to regain a leading position in the LTL industry, and earlier this week, our senior credit facility lenders gave us a unanimous vote of confidence by amending those facilities to increase our liquidity by allowing us to retain the proceeds from the disposition of some excess real estate and increasing our financial flexibility for the foreseeable future. This is an exciting time at YRCW as our team now has the financial flexibility and the tools to take this business to the next level,” stated James Welch, chief executive officer of YRC Worldwide. “Our plan is to continue building on this positive momentum throughout 2012 with the determination of delivering consistent, high-quality service that is both reliable and cost effective. The feedback we’re getting is that our operating companies are providing the service levels our customers expect, and they are rewarding us with increased levels of business as our first quarter results indicate,” Welch said.

YRC Freight delivered year-over-year improvement in operating revenues, which increased 8.1% to $789.1 million; tonnage per day increased 3.5%; shipments per day increased 2.8%; revenue per hundredweight increased 3.3%; and revenue per shipment increased 4.0%.

Regional Transportation also delivered year-over-year improvements in operating revenues, which increased 9.8% to $402.0 million; tonnage per day increased 6.0%; shipments per day increased 4.3%; revenue per hundredweight increased 4.5%; and revenue per shipment increased 6.2%.

“These year-over-year core operating improvements show promise and indicate we are on the right path. However, we are still working to address some outstanding issues related to previous decisions that have affected the pace of our recovery,” stated Welch. “Our workers’ compensation claims grew rapidly during the Yellow Transportation/Roadway Express integration. These claims increased our self-insured reserves as the company was not strategic in settling open claims at that time.”

“To address these injury related issues, we have implemented the most robust employee safety training program in recent company history, and we are already seeing meaningful improvements in safety performance. This continued commitment to safety is the most important long-term investment we can make in our employees. With our intense focus on safety improvements, we anticipate workers’ compensation claims will continue to decrease,” Welch said.

“I continue to be pleased by the performance trends at Holland, Reddaway, and New Penn. All three of our regional carriers are providing best-in-class service and have improved the operational components of their companies,” Welch said. “I am really proud of the employees at all three of these companies. They are bringing our vision of industry leadership to life for all to see. Our emphasis now will be on improving our market share and capitalizing on our operating leverage to continue increasing profitability,” stated Welch.

“Having set in motion the turnaround and subsequent operating successes at Holland, Jeff Rogers, president of YRC Freight, is leading the efforts at YRC Freight with the exact same passion and enthusiasm. The YRC Freight team recently implemented the most significant network redesign in the past decade. This network optimization is engineered to more efficiently handle shipments and reduce unnecessary lane miles,” said Welch.

“The redesigned network sets the blueprint for continuing gains in efficiency and customer service for YRC Freight. Nearly every day, I hear from an employee of YRC Freight who is experiencing the results of our initial progress. I am proud of their drive to bring customers back and serve them like never before,” stated Rogers.

At March 31, 2012, the company’s cash, cash equivalents and availability under its $400 million multi-year asset-based loan facility (“ABL”) were $240.7 million, which marks the best first quarter liquidity position the company has reported since 2009. The ABL borrowing base was $343.3 million as of March 31, 2012 as compared to $360.5 million as of December 31, 2011. As a comparison, the company’s cash, cash equivalents and availability under its ABL were $276.6 million at December 31, 2011 and $164.8 million of cash and availability at March 31, 2011. For the three months ended March 31, 2012, cash used in operating activities was $17.1 million as compared to $46.3 million for the three months ended March 31, 2011, an improvement of $29.2 million. This improvement in cash used for operations in 2012 was inclusive of a year-over-year increase of $21.0 million of cash paid for interest, an approximate $21.0 million of cash paid for multi-employer pension plans and a one-time payout of executive severance benefits to former executives of $12.3 million.

Other

On April 27, 2012, the company completed Amendment No. 2 to its Amended and Restated Credit Agreement (“Term Credit Agreement”) which reset the covenants regarding minimum Consolidated EBITDA, maximum Total Leverage Ratio and minimum Interest Coverage Ratio (as such terms are defined in the Term Credit Agreement) for each of the remaining test periods. In addition to resetting the covenants, the amendment also allows the company to retain 100% of the proceeds, related to the auction of certain of its surplus properties resulting from network integration in March 2009, for payment or settlement of workers’ compensation or BIPD claims. We also completed Amendment No. 3 to our ABL Credit Agreement to reset the minimum Consolidated EBITDA covenant in a manner identical to the Term Credit Agreement.

“The continued support of our lenders gives us the operating flexibility we need to grow the business and to continue providing the service our customers have become accustomed to receiving since the new management team took over. With the completion of these amendments and our renewed focus on the North American LTL shipping market, we are positioning ourselves to regain the title of the most respected LTL carrier in North America,” said Jamie Pierson, chief financial officer of YRC Worldwide.

Non-GAAP Financial Measures

Adjusted operating income (loss) is a non-GAAP measure that reflects the company’s operating income (loss)before letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, and certain other items including restructuring professional fees and results of permitted dispositions. Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit agreement. Adjusted EBITDA and adjusted operating income (loss) are used for internal management purposes as financial measures that reflect the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit agreement. Free cash flow and adjusted free cash flow are non-GAAP measures that reflect the company’s operating cash flow minus gross capital expenditures and operating cash flow minus gross capital expenditures, excluding the restructuring costs included in operating cash flow, respectively. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles.

Adjusted operating income (loss), adjusted EBITDA and adjusted free cash flow have the following limitations:

•

Adjusted operating income (loss) and adjusted EBITDA do not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on our outstanding debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program, although adjusted operating income (loss) and adjusted EBITDA exclude either certain union employee equity-based compensation expense or all of it as an expense, respectively, when presenting our ongoing operating performance for a particular period;

•

Adjusted free cash flow excludes the cash usage by the company’s restructuring activities, debt issuance costs, equity issuance costs and principal payments on our outstanding debt and the resulting reduction in the company’s liquidity position from those cash outflows;

•	Other companies in our industry may calculate adjusted operating income (loss), adjusted EBITDA and adjusted free cash flow differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, adjusted operating income (loss), adjusted EBITDA, free cash flow and adjusted free cash flow should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted operating income (loss), adjusted EBITDA, free cash flow and adjusted free cash flow as secondary measures. The company has provided reconciliations of its non-GAAP measures (adjusted operating income (loss), adjusted EBITDA, free cash flow and adjusted free cash flow) to GAAP measures within the supplemental financial information in this release.

* * * * *

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our obligations related to our substantial indebtedness and lease and pension funding requirements; our ability to finance the maintenance, acquisition and replacement of revenue equipment and finance other necessary capital expenditures; changes in equity and debt markets; general or regional economic activity, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements on our future liquidity and profitability; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price increases; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service; ; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the Securities and Exchange Commission, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

* * * * *

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful brands including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn, and provides China-based services through its JHJ joint venture. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher 913-696-6108 investor@yrcw.com

Media Contact:	Suzanne Dawson Linden, Alschuler & Kaplan 212-329-1420 sdawson@lakpr.com

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands except share and per share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$226,334	$200,521
Restricted amounts held in escrow	47,502	59,680
Accounts receivable, net	489,393	476,793
Prepaid expenses and other	119,595	100,965

Total current assets	882,824	837,959

PROPERTY AND EQUIPMENT:
Cost	2,904,541	3,074,858
Less - accumulated depreciation	(1,615,614)	(1,738,304)

Net property and equipment	1,288,927	1,336,554

OTHER ASSETS:
Intangibles, net	113,147	117,492
Restricted amounts held in escrow	98,337	96,251
Other assets	98,235	97,584

Total assets	$2,481,470	$2,485,840

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$169,097	$151,922
Wages, vacations, and employees' benefits	214,768	210,409
Other current and accrued liabilities	296,056	303,946
Current maturities of long-term debt	9,970	9,459

Total current liabilities	689,891	675,736

OTHER LIABILITIES:
Long-term debt, less current portion	1,385,901	1,345,201
Deferred income taxes, net	31,770	31,687
Pension and post retirement	436,766	440,265
Claims and other liabilities	368,958	351,563
Commitments and contingencies
SHAREHOLDERS' DEFICIT:
Cumulative Preferred stock, $1.00 par value per share	—	—
Common stock, $0.01 par value per share	69	68
Capital surplus	1,904,961	1,902,957
Accumulated deficit	(2,015,684)	(1,930,202)
Accumulated other comprehensive loss	(228,425)	(234,100)
Treasury stock, at cost (410 shares)	(92,737)	(92,737)

Total YRC Worldwide Inc. shareholders' deficit	(431,816)	(354,014)
Non-controlling interest	—	(4,598)

Total shareholders’ deficit	(431,816)	(358,612)

Total liabilities and shareholders' deficit	$2,481,470	$2,485,840

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands except per share data)

(Unaudited)

	Three Months
	2012	2011
OPERATING REVENUE	$1,194,255	$1,122,886

OPERATING EXPENSES:
Salaries, wages and employees' benefits	703,826	680,818
Equity based compensation expense	1,053	(1,053)
Operating expenses and supplies	293,235	277,183
Purchased transportation	119,635	119,662
Depreciation and amortization	49,028	49,810
Other operating expenses	67,917	67,900
(Gains) losses on property disposals, net	8,361	(3,046)

Total operating expenses	1,243,055	1,191,274

OPERATING LOSS	(48,800)	(68,388)

NONOPERATING (INCOME) EXPENSES:
Interest expense	36,405	38,803
Other, net	(455)	43

Nonoperating expenses, net	35,950	38,846

LOSS BEFORE INCOME TAXES	(84,750)	(107,234)
INCOME TAX BENEFIT	(3,161)	(4,551)

NET LOSS	(81,589)	(102,683)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	3,893	(489)

NET LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	(85,482)	(102,194)
OTHER COMPREHENSIVE INCOME, NET OF TAX	5,675	3,639

COMPREHENSIVE LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	$(79,807)	$(98,555)

AVERAGE COMMON SHARES OUTSTANDING-BASIC	6,893	159
AVERAGE COMMON SHARES OUTSTANDING-DILUTED	6,893	159

BASIC LOSS PER SHARE	$(12.40)	$(643.56)

DILUTED LOSS PER SHARE	$(12.40)	$(643.56)

The number of shares and the per share amounts for 2011 reflect the 1:300 reverse stock split which was effective on December 1, 2011. 2011 results have also been restated for the effect of the change in accounting for prepaid tires which was effective on October 1, 2011.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

	2012	2011
OPERATING ACTIVITIES:
Net loss	$(81,589)	$(102,683)
Noncash items included in net loss:
Depreciation and amortization	49,028	49,810
Paid-in-kind interest on Series A Notes and Series B Notes	6,262	—
Amortization of deferred debt costs	1,057	9,481
Equity based compensation expense (benefit)	1,053	(1,053)
Deferred income tax benefit, net	—	(329)
(Gains) losses on property disposals, net	8,361	(3,046)
Other noncash items, net	(2,017)	1,799
Changes in assets and liabilities, net:
Accounts receivable	(16,379)	(55,415)
Accounts payable	22,207	18,988
Other operating assets	(19,234)	(21,936)
Other operating liabilities	14,158	58,130

Net cash used in operating activities	(17,093)	(46,254)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(15,115)	(10,062)
Proceeds from disposal of property and equipment	9,981	11,577
Receipts from restricted escrow, net	10,092	—
Other		(161)

Net cash provided by investing activities	4,958	1,354

FINANCING ACTIVITIES:
ABS borrowings, net	—	24,449
Issuance of long-term debt	45,000	52,775
Repayment of long-term debt	(5,951)	(15,130)
Debt issuance costs	(1,101)	(3,526)

Net cash provided by financing activities	37,948	58,568

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,813	13,668
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	200,521	143,017

CASH AND CASH EQUIVALENTS, END OF PERIOD	$226,334	$156,685

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(31,530)	$(10,514)
Income tax refund, net	7,821	10,573
Lease financing transactions	—	8,985
Debt redeemed for equity consideration	1,124	—

2011 results have been restated for the effect of the change in accounting for prepaid tires which was effective on October 1, 2011.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

SEGMENT INFORMATION

	Three Months
	2012	2011	%
Operating revenue:
YRC Freight	$789,094	$730,044	8.1
Regional Transportation	402,044	366,069	9.8
Truckload	—	25,207	n/m
Other, net of eliminations	3,117	1,566

Consolidated	1,194,255	1,122,886	6.4
Operating income (loss):
YRC Freight	(56,124)	(51,702)
Regional Transportation	11,408	(1,178)
Truckload	—	(3,850)
Corporate and other	(4,084)	(11,658)

Consolidated	$(48,800)	$(68,388)
Operating ratio:
YRC Freight	107.1%	107.1%
Regional Transportation	97.2%	100.3%
Consolidated	104.1%	106.1%

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

2011 results for YRC Freight have been restated for the effect of the change in accounting for prepaid tires which was effective on October 1, 2011.

SUPPLEMENTAL INFORMATION

As of March 31, 2012 (in millions)	Par Value	Premium/ (Discount)	Book Value
Restructured term loan	$301.6	$90.9	$392.5
ABL facility – Term A—(capacity $175M; borrowing base $119.4M; availability $14.4M)	105.0	(6.9)	98.1
ABL facility – Term B—(capacity $223.9M; borrowing base $223.9M; availability $0M)	223.9	(11.5)	212.4
Series A Notes	149.8	(33.4)	116.4
Series B Notes	99.6	(35.4)	64.2
6% convertible senior notes	69.4	(9.4)	60.0
Pension contribution deferral obligations	136.1	(0.5)	135.6
Lease financing obligations	314.8	—	314.8
5.0% and 3.375% contingent convertible senior notes	1.9	—	1.9

Total debt	$1,402.1	$(6.2)	$1,395.9

As of December 31, 2011 (in millions)	Par Value	Premium/ (Discount)	Book Value
Restructured term loan	$303.1	$98.9	$402.0
ABL facility – Term A—(capacity $175M; borrowing base $136.1M; availability $76.1M)	60.0	(7.6)	52.4
ABL facility – Term B—(capacity $224.4M; borrowing base $224.4M; availability $0M)	224.4	(12.4)	212.0
Series A Notes	146.3	(35.0)	111.3
Series B Notes	98.0	(37.1)	60.9
6% convertible senior notes	69.4	(10.3)	59.1
Pension contribution deferral obligations	140.2	(0.6)	139.6
Lease financing obligations	315.2	—	315.2
5.0% and 3.375% contingent convertible senior notes	1.9	—	1.9
Other	0.3	—	0.3

Total debt	$1,358.8	$(4.1)	$1,354.7

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

	Three months
	2012	2011
Operating revenue	$1,194,255	$1,122,886
Adjusted operating ratio	102.8%	104.7%
Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(48,800)	$(68,388)
(Gains) losses on property disposals, net	8,361	(3,046)
Letter of credit expense	8,064	8,082
Restructuring professional fees, included in operating loss	465	8,489
Permitted dispositions and other	(1,909)	2,207

Adjusted operating loss	(33,819)	(52,656)
Depreciation and amortization	49,028	49,810
Equity based compensation expense	1,053	(1,053)
Restructuring professional fees, included in nonoperating loss	—	539
Other nonoperating, net	(944)	507
Add: Truckload EBITDA loss	—	1,548

Adjusted EBITDA	$15,318	$(1,305)

	Three months
Adjusted EBITDA by segment:	2012	2011
YRC Freight	$(9,655)	$(16,020)
Regional Transportation	29,095	12,183
Corporate and other	(4,122)	2,532

Adjusted EBITDA	$15,318	$(1,305)

	Three months
	2012	2011
Reconciliation of Adjusted EBITDA to adjusted free cash flow (deficit):
Adjusted EBITDA	$15,318	$(1,305)
Total restructuring professional fees	(465)	(9,028)
Cash paid for interest	(31,530)	(10,514)
Cash paid for letter of credit fees	(9,556)	—
Working capital cash flows excluding income tax, net	1,319	(35,980)

Net cash used in operating activities before income taxes	(24,914)	(56,827)
Cash received from income taxes, net	7,821	10,573

Net cash used in operating activities	(17,093)	(46,254)
Acquisition of property and equipment	(15,115)	(10,062)

Free cash flow (deficit)	(32,208)	(56,316)
Total restructuring professional fees	465	9,028

Adjusted free cash flow (deficit)	$(31,743)	$(47,288)

Adjusted operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing adjusted operating income by operating revenue or (iii) plus the result of dividing adjusted operating loss by operating revenue, and expressed as a percentage.

2011 results for YRC Freight have been restated for the effect of the change in accounting for prepaid tires which was effective on October 1, 2011.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

	Three months
YRC Freight segment	2012	2011
Operating Revenue	$789,094	$730,044
Adjusted operating ratio	105.3%	106.2%
Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(56,124)	$(51,702)
(Gains) losses on property disposals, net	7,997	445
Letter of credit expense	6,556	6,352

Adjusted operating loss	(41,571)	(44,905)
Depreciation and amortization	32,667	27,882
Other nonoperating, net	(751)	1,003

Adjusted EBITDA	$(9,655)	$(16,020)

Adjusted EBITDA as % of operating revenue	-1.2%	-2.2%

	Three months
Regional Transportation segment	2012	2011
Operating Revenue	$402,044	$366,069
Adjusted operating ratio	96.7%	100.8%
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$11,408	$(1,178)
(Gains) losses on property disposals, net	515	(3,477)
Letter of credit expense	1,373	1,602

Adjusted operating income	13,296	(3,053)
Depreciation and amortization	15,791	15,238
Other nonoperating, net	8	(2)

Adjusted EBITDA	$29,095	$12,183

Adjusted EBITDA as % of operating revenue	7.2%	3.3%

Adjusted operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing adjusted operating income by operating revenue or (iii) plus the result of dividing adjusted operating loss by operating revenue, and expressed as a percentage.

2011 results for YRC Freight have been restated for the effect of the change in accounting for prepaid tires which was effective on October 1, 2011.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended March 31

(Amounts in thousands)

(Unaudited)

Corporate and other segment	Three months
	2012	2011
Reconciliation of operating loss to adjusted EBITDA:
Operating loss	$(4,084)	$(11,658)
(Gains) losses on property disposals, net	(151)	(25)
Letter of credit expense	135	47
Restructuring professional fees, included in operating loss	465	8,489
Permitted dispositions and other	(1,909)	2,207

Adjusted operating loss	(5,544)	(940)
Depreciation and amortization	570	4,480
Equity based compensation expense	1,053	(1,053)
Restructuring professional fees, included in nonoperating loss	—	539
Other nonoperating, net	(201)	(494)

Adjusted EBITDA	$(4,122)	$2,532

Adjusted operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing adjusted operating income by operating revenue or (iii) plus the result of dividing adjusted operating loss by operating revenue, and expressed as a percentage.

YRC Worldwide Inc.

Segment Statistics

(amounts in thousands except workdays and per unit data)

	YRC Freight
	1Q12	1Q11	4Q11	Y/Y %	Sequential %
Workdays	64.0	63.5	62.0
Total revenue(a)	$792,765	$735,472	$789,097	7.8	0.5
Total tonnage	1,738	1,666	1,714	4.3	1.4
Total tonnage per day	27.16	26.24	27.64	3.5	(1.7)
Total shipments	2,988	2,883	2,932	3.6	1.9
Total shipments per day	46.68	45.41	47.29	2.8	(1.3)
Total revenue/cwt.	$22.80	$22.07	$23.03	3.3	(1.0)
Total revenue/shipment	$265	$255	$269	4.0	(1.4)
Total weight/shipment	1,164	1,156	1,169	0.7	(0.4)

Reconciliation of operating revenue to total picked up revenue:
Operating revenue	$789,094	$730,044	$804,500
Change in revenue deferral and other	3,671	5,428	(15,404)

Total picked up revenue	$792,765	$735,472	$789,097

	Regional Transportation
	1Q12	1Q11	4Q11	Y/Y %	Sequential %
Workdays	64.0	64.5	61.0
Total picked up revenue(a)	$403,136	$366,876	$380,717	9.9	5.9
Total tonnage	1,841	1,750	1,723	5.2	6.8
Total tonnage per day	28.76	27.13	28.25	6.0	1.8
Total shipments	2,477	2,393	2,368	3.5	4.6
Total shipments per day	38.70	37.10	38.82	4.3	(0.3)
Total revenue/cwt.	$10.95	$10.48	$11.05	4.5	(0.9)
Total revenue/shipment	$163	$153	$161	6.2	1.2
Total weight/shipment	1,487	1,463	1,455	1.6	2.1
Reconciliation of operating revenue to total picked up revenue:
Operating revenue	$402,044	$366,069	$381,705
Change in revenue deferral and other	1,091	807	(988)

Total picked up revenue	$403,136	$366,876	$380,717

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.